Exhibit 99.1
PETROHAWK REPORTS ESTIMATED PROVED RESERVES OF 1.35 TO 1.40 TCFE
Company Grows Proved Reserves 30% Year Over Year,
Replaces 300% of Production
HOUSTON—January 22, 2009—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced that its proved oil and gas reserves at December 31, 2008 are internally estimated to range between 1.35 and 1.40 trillion cubic feet of natural gas equivalent (Tcfe), an increase of between 275 and 325 billion cubic feet of natural gas equivalent (Bcfe). Based on the midpoint of this range, Petrohawk replaced 300% of production and grew reserves by approximately 30% year-over-year. Proved reserve estimates were calculated using unescalated oil and natural gas prices at December 31, 2008 of $41.00 per barrel (Bbl) of oil and $5.71 per million British thermal units (MMbtu) of natural gas, adjusted for quality and regional price differentials.
Excluding downward revisions based on pricing, proved reserves are internally estimated to range between 1.41 and 1.46 Tcfe at December 31, 2008, a year-over-year increase of between 33% and 37%. Oil and natural gas prices at December 31, 2007 were $95.98 per Bbl of oil and $6.80 per MMbtu of natural gas.
Additionally, the Company expects to report a pre-tax, non-cash impairment expense of between $1.1 and $1.3 billion, based on lower commodity prices at December 31, 2008. Petrohawk accounts for oil and natural gas properties according to the full cost method of accounting. The full cost ceiling limitation as of December 31, 2008 cannot be finally determined until estimates of year-end proved reserves are final and will depend on the market price for natural gas on a date shortly prior to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2008. Any impairment expense could be reduced or eliminated if market prices for oil or natural gas increase between December 31, 2008 and the filing of the Company’s Annual Report on Form 10-K with the SEC.
Petrohawk’s fourth quarter 2008 production averaged 361 million cubic feet of natural gas equivalent per day (Mmcfe/d), in line with the Company’s stated guidance, and full year 2008 production averaged 305 Mmcfe/d. Fourth quarter production represented a 15% increase over third quarter 2008 and a 53% increase over the same period in 2007 on a pro forma basis. The Company exited 2008 producing approximately 400 Mmcfe/d.
Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil, with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.
For more information contact Joan Dunlap, Vice President — Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.
Additional Information for Investors
This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private

Securities Litigation Reform Act of 1995. Forward-looking statements are based on Petrohawk’s current expectations, beliefs, plans, objectives, assumptions and strategies. Forward-looking often, but not always, can be identified by words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or where we state that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.
The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from know reservoirs under existing economic and operating conditions. In this press release, we provide reserve estimates based upon factors which SEC guidelines may prohibit from being included in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves calculated in accordance with SEC guidelines and accordingly are subject to substantially greater risk of actually being realized by Petrohawk.
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